YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

April 28, 2010

Dear Fellow Stockholders:

We previously mailed to you proxy materials in connection with the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated (the “Company”) to be held on May 17, 2010.  We encourage you to take part in the governance of your Company by voting your shares.

At this year’s Annual Meeting, stockholders are being asked to consider and vote on the election of three Class I directors to our Board of Directors and the ratification of the appointment of our independent registered public accounting firm for 2010.

According to our latest records, we have not yet received your proxy vote.  The Board of Directors recommends a vote FOR the election of all of our director candidates and FOR the ratification of our independent registered public accounting firm.

Your Vote Is More Important Than Ever This Year

If you hold your shares in a brokerage account, recent rule changes mean that if you do not return voting instructions to your brokerage firm, your broker no longer has discretion to vote on your behalf with respect to the election of directors.  Unlike last year, you must provide specific voting instructions to your broker in order to have your votes cast on the director proposal. Your vote is important no matter how many shares you own.  Please act today and exercise your right to vote. Please vote promptly to ensure your shares are represented on all proposals at the meeting.

There are a number of ways you may vote at this meeting, including by telephone and via the Internet, or you may mark, sign, date and return the enclosed proxy or voting instruction form in the postage-paid return envelope provided. If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-290-6429.

Thank you for your continued support.

Very truly yours,

Jonathan H. Yellen
Executive Vice President
General Counsel and Secretary

3 Easy Ways To Vote

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.	Vote by Telephone. Call the toll-free number listed for this purpose on your proxy or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet. Go to the website listed on your proxy or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

Please Act Today To Vote Your Shares